Exhibit 99.1

Collegium Provides 2025 Financial Guidance and Business Update

– Product Revenues, Net Expected in the Range of $735 Million to $750 Million –

– Jornay PM® Net Revenue Expected to be in Excess of $135 Million –

– Adjusted EBITDA* Expected in the Range of $435 Million to $450 Million –

– Adjusted Operating Expenses* Expected in the Range of $220 Million to $230 Million –

STOUGHTON, Mass., January 8, 2025 -- Collegium Pharmaceutical, Inc. (Nasdaq: COLL) today announced its 2025 full-year financial guidance and provided a business update.

“In 2024, we executed on our priorities of maximizing the pain portfolio and strategically deploying capital, delivering record financial results and closing the acquisition of Ironshore,” said Vikram Karnani, President and Chief Executive Officer of Collegium. “Looking ahead to 2025 and beyond, Collegium will embark upon a new phase of growth. Jornay PM, as a highly differentiated product to treat ADHD, is positioned to be our lead growth driver, and our focus will be on commercial expansion. We are committed to maximizing and delivering strong performance across our entire portfolio as we build a leading, diversified biopharmaceutical company serving people living with serious medical conditions.”

“Our 2025 financial guidance reflects expected significant top- and bottom-line growth driven by the addition of Jornay PM and continued performance from our pain portfolio. We expect Jornay PM net revenue in 2025 to be in excess of $135 million,” said Colleen Tupper, Chief Financial Officer of Collegium. “We plan to make targeted investments in Jornay PM throughout 2025, which we expect will accelerate growth in the near-term, while creating significant momentum in 2026 and beyond. In addition, we will continue to strategically deploy capital in a disciplined manner to create long-term value for our shareholders.”

Recent Business Highlights

•	Completed integration of Ironshore Therapeutics Inc. (Ironshore), and accelerated growth in Jornay PM average weekly prescriptions during the 2024 back-to-school season.
•	In November 2024, Vikram Karnani joined Collegium as President and Chief Executive Officer and was appointed to the Board of Directors.
•	In 2024, repurchased $60 million in shares under the $150 million share repurchase program authorized by Collegium’s Board of Directors in January 2024, including $25 million repurchased in the fourth quarter of 2024 and $35 million repurchased through an accelerated share repurchase program in May 2024.

Financial Guidance for 2025

•	Product revenues, net are expected in the range of $735 million to $750 million.
•	Adjusted EBITDA (excluding stock-based compensation) is expected in the range of $435 million to $450 million.
•	Adjusted operating expenses (excluding stock-based compensation) are expected in the range of $220 million to $230 million.

* Non-GAAP financial measure. Please refer to the “Non-GAAP Financial Measures” section for details regarding these measures.

About Collegium Pharmaceutical, Inc.

Collegium is building a leading, diversified biopharmaceutical company committed to improving the lives of people living with serious medical conditions. The Company has a leading portfolio of responsible pain management medications and recently acquired Jornay PM, a treatment for ADHD, establishing a presence in neuropsychiatry. Collegium’s strategy includes growing its commercial portfolio, with Jornay PM as the lead growth driver, and deploying capital in a disciplined manner. Collegium’s headquarters are located in Stoughton, Massachusetts. For more information, please visit the Company’s website at www.collegiumpharma.com.

Non-GAAP Financial Measures

We have included information about certain non-GAAP financial measures in this press release. We use these non-GAAP financial measures to understand, manage and evaluate our business as we believe they provide additional information on the performance of our business. We believe that the presentation of these non-GAAP financial measures, taken in conjunction with our results under GAAP, provide analysts, investors, lenders and other third parties insight into our view and assessment of our ongoing operating performance. In addition, we believe that the presentation of these non-GAAP financial measures, when viewed with our results under GAAP and the accompanying reconciliations, where applicable, provide supplementary information that may be useful to analysts, investors, lenders, and other third parties in assessing our performance and results from period to period. We report these non-GAAP financial measures to portray the results of our operations prior to considering certain income statement elements. These non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, net income or other financial measures calculated in accordance with GAAP.

In this press release we discuss the following financial measures that are not calculated in accordance with GAAP.

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure that represents GAAP net income (loss) adjusted to exclude interest expense, interest income, the benefit from or provision for income taxes, depreciation, amortization, stock-based compensation, and other adjustments to reflect changes that occur in our business but do not represent ongoing operations. Adjusted EBITDA, as used by us, may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

There are several limitations related to the use of adjusted EBITDA rather than net income (loss), which is the nearest GAAP equivalent, such as:

•	adjusted EBITDA excludes depreciation and amortization, and, although these are non-cash expenses, the assets being depreciated or amortized may have to be replaced in the future, the cash requirements for which are not reflected in adjusted EBITDA;
•	we exclude stock-based compensation expense from adjusted EBITDA although (a) it has been, and will continue to be for the foreseeable future, a significant recurring expense for our business and an important part of our compensation strategy and (b) if we did not pay out a portion of our compensation in the form of stock-based compensation, the cash salary expense included in operating expenses would be higher, which would affect our cash position;
•	adjusted EBITDA does not reflect changes in, or cash requirements for, working capital needs;
•	adjusted EBITDA does not reflect the benefit from or provision for income taxes or the cash requirements to pay taxes;
•	adjusted EBITDA does not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;

•	we exclude impairment expenses from adjusted EBITDA and, although these are non-cash expenses, the asset being impaired may have to be replaced in the future, the cash requirements for which are not reflected in adjusted EBITDA;
•	we exclude restructuring expenses from adjusted EBITDA. Restructuring expenses primarily include employee severance and contract termination costs that are not related to acquisitions. The amount and/or frequency of these restructuring expenses are not part of our underlying business;
•	we exclude litigation settlements from adjusted EBITDA, as well as any applicable income items or credit adjustments due to subsequent changes in estimates. This does not include our legal fees to defend claims, which are expensed as incurred;
•	we exclude acquisition related expenses as the amount and/or frequency of these expenses are not part of our underlying business. Acquisition related expenses include transaction costs, which primarily consist of financial advisory, banking, legal, and regulatory fees, and other consulting fees, incurred to complete an acquisition, employee related expenses (severance cost and benefits) for terminated employees after the acquisition, and miscellaneous other acquisition related expenses incurred;
•	we exclude recognition of the step-up basis in inventory from acquisitions (i.e., the adjustment to record inventory from historic cost to fair value at acquisition) as the adjustment does not reflect the ongoing expense associated with sale of our products as part of our underlying business
•	we exclude losses on extinguishments of debt as these expenses are episodic in nature and do not directly correlate to the cost of operating our business on an ongoing basis; and
•	we exclude other expenses, from time to time, that are episodic in nature and do not directly correlate to the cost of operating our business on an ongoing basis.

Adjusted Operating Expenses

Adjusted operating expenses is a non-GAAP financial measure that represents GAAP operating expenses adjusted to exclude stock-based compensation expense, and other adjustments to reflect changes that occur in our business but do not represent ongoing operations.

We have not provided a reconciliation of our full-year 2025 guidance for adjusted EBITDA or adjusted operating expenses to the most directly comparable forward-looking GAAP measures, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K, because we are unable to predict, without unreasonable efforts, the timing and amount of items that would be included in such a reconciliation, including, but not limited to, stock-based compensation expense, acquisition related expense and litigation settlements. These items are uncertain and depend on various factors that are outside of the Company’s control or cannot be reasonably predicted. While we are unable to address the probable significance of these items, they could have a material impact on GAAP net income and operating expenses for the guidance period. A reconciliation of adjusted EBITDA or adjusted operating expenses would imply a degree of precision and certainty as to these future items that does not exist and could be confusing to investors.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. We may, in some cases, use terms such as "predicts," "forecasts," "believes," "potential," "proposed," "continue," "estimates," "anticipates," "expects," "plans," "intends," "may," "could," "might," "should" or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Examples of forward-looking statements contained in this press release include, among others, statements related to our full-year 2025 financial guidance, including projected product revenue, adjusted operating expenses and adjusted EBITDA, current and future market opportunities for our products and our assumptions related thereto, expectations (financial or otherwise) and intentions, and other statements that are not historical facts. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results, performance, or achievements to differ materially from the Company's current expectations, including risks relating to, among others: unknown liabilities; risks related to future opportunities and plans for our products, including uncertainty of the expected financial performance of such products; our ability to commercialize and grow sales of our products; our ability to successfully integrate the operations of Ironshore into our organization, and realize the anticipated benefits associated with the acquisition; our ability to manage our relationships with licensors; the success of competing products that are or become available; our ability to maintain regulatory approval of our products, and any related restrictions, limitations, and/or warnings in the label of our products; the size of the markets for our products, and our ability to service those markets; our ability to obtain reimbursement and third-party payor contracts for our products; the rate and degree of market acceptance of our products; the costs of commercialization activities, including marketing, sales and distribution; changing market conditions for our products; the outcome of any patent infringement or other litigation that may be brought by or against us; the outcome of any governmental investigation related to our business; our ability to secure adequate supplies of active pharmaceutical ingredient for each of our products and manufacture adequate supplies of commercially saleable inventory; our ability to obtain funding for our operations and business development; regulatory developments in the U.S.; our expectations regarding our ability to obtain and maintain sufficient intellectual property protection for our products; our ability to comply with stringent U.S. and foreign government regulation in the manufacture of pharmaceutical products, including U.S. Drug Enforcement Agency, or DEA, compliance; our customer concentration; and the accuracy of our estimates regarding expenses, revenue, capital requirements and need for additional financing. These and other risks are described under the heading "Risk Factors" in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the SEC. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Investor Contact:

Argot Partners

ir@collegiumpharma.com

Media Contact:

Cheryl Wheeler

Head of Corporate Communications

communications@collegiumpharma.com